Exhibit 99.1

Contacts:	Media Contact: Susan Lehman Rockpoint Public Relations 510.832.6006 susan@rockpointpr.com	Investor Contact: Robert McNamara, Sr. Vice President and CFO 408.789.4264 investorrelations@accuray.com

ACCURAY INCORPORATED ANNOUNCES UNDERWRITERS’ EXERCISE OF OVER-
ALLOTMENT OPTION AND COMPLETION OF INITIAL PUBLIC OFFERING

Sunnyvale, Calif., Feb. 13, 2007 —  Accuray Incorporated (NASDAQ: ARAY) today announced the closing of its initial public offering of common stock and the exercise by the underwriters of their over-allotment option to purchase an additional 2,399,998 shares, of which 2,000,000 were sold by certain selling stockholders of the Company, and 399,998 were sold by the Company.  Including the over-allotment amount, a total of 18,399,998 shares were sold in the initial public offering.

The public offering price of $18.00 per share resulted in net proceeds to the Company of approximately $171.3 million after deducting underwriting discounts and commissions and estimated offering expenses.

J.P. Morgan Securities Inc. and UBS Investment Bank served as joint book-running managers for the offering, with Piper Jaffray & Co. as lead manager and Jefferies & Company, Inc. as co-manager for the offering.

A registration statement relating to these securities has been filed with, and declared effective by, the U.S. Securities and Exchange Commission. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

A final prospectus for the offering may be obtained from J.P. Morgan Securities Inc., Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245, and UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, NY 10171.

Accuray designs, develops and sells the CyberKnife® System, an intelligent robotic radiosurgery system designed to treat solid tumors anywhere in the body.

©2007 Accuray Incorporated. All rights reserved.  Accuray, the Accuray logo and CyberKnife are among trademarks or registered trademarks of Accuray Incorporated.